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                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                         Year ended March 31,

(In thousands)                                      2002           2001          2000          1999          1998
--------------                                   ---------       --------       -------       -------       -------
Earnings:
---------
Income (loss) before income taxes                $ (55,944)      $  8,119       $ 3,349       $ 2,939       $ 8,414
Add:
Rent expense representative of interest(1)           3,347          1,725         1,009           522           193
Interest expense net of capitalized interest         6,334          7,551         3,588           640           746
Amortization of debt discount and expense              915            530           204            65            33
Amortization of capitalized interest                    11              4             4             4             1
                                                 ---------       --------       -------       -------       -------
Adjusted Earnings                                $ (45,337)      $ 17,929       $ 8,154       $ 4,147       $ 9,217
                                                 =========       ========       =======       =======       =======

Fixed Charges:
--------------
Rent expense representative of interest(1)       $   3,347       $  1,725       $ 1,009       $   522       $   193
Interest expense net of capitalized interest         6,334          7,551         3,588           640           746
Amortization of debt discount and expense              915            530           204            65            33
Capitalized interest                                   205             21             -             -            79
                                                 ---------       --------       -------       -------       -------
Fixed Charges                                    $  10,801       $  9,827       $ 4,801       $ 1,227       $ 1,051
                                                 =========       ========       =======       =======       =======


Ratio of earnings to fixed charges                  (2)              1.82          1.70          3.38          8.77
                                                 =========       ========       =======       =======       =======

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(1)      Calculated as one-third of rentals, which is considered representative of the interest factor.
(2)      Adjusted earnings were not sufficient to cover fixed charges, falling short by $56,138 for the year ended March 31, 2002.